Exhibit 5.1

Datasea Intelligent Technology Ltd.	D: +852 3656 6054
E: nathan.powell@ogier.com

D: +852 3656 6073
E: rachel.huang@ogier.com

Ref: NMP/RYH/516340.00002

13 August 2026

Dear Sirs

Datasea Intelligent Technology Ltd. (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (including but not limited to the post-effective amendment no. 1 to Form S-8 (the Post-Effective Amendment)) (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Company has assumed and adopted the 2018 Equity Incentive Plan (including all amendments or supplements thereto, the Plan), pursuant to which the Company may issue up to 7,600,000 Class A ordinary shares of the Company. The Post-Effective Amendment relates to 3,000,000 Class A ordinary shares of the Company (the ESOP Shares) issuable pursuant to the Plan, corresponding to the common stocks of Datasea Inc. previously registered under the Act pursuant to the registration statement on Form S-8 (File No. 333-290893) filed on October 15, 2025 by Datasea Inc., which has been merged with and into the Company pursuant to the agreement and plan of merger dated 4 March 2026 by and between the Company and Datasea Inc. (the Agreement). No additional securities are being registered pursuant to this Post-Effective Amendment.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Company Registrar) on 26 January 2026 (the Company Registry Records);

(b)	the memorandum and articles of association of the Company filed with the Company Registrar on 8 January 2026 (the Memorandum and Articles);

(c)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 26 January 2026 (the Court Records);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the Company Registry Records and the Court Records each as updated by update searches on 12 August 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

(e)	a certificate of incumbency in respect of the Company dated 4 August 2026 (the Certificate of Incumbency) issued by the registered agent of the Company (the Registered Agent);

(f)	the certificate of good standing dated 31 July 2026 issued by the Company Registrar in respect of the Company (the Certificate of Good Standing);

(g)	a copy of the register of directors of the Company dated 13 January 2026 (the Register);

(h)	a copy of the written resolutions of all the directors of the Company passed on 11 August 2026 approving, among other things, the adoption of the Post-Effective Amendment to the Form S-8 (the Board Resolutions);

(i)	the Agreement;

(j)	a copy of the Plan; and

(k)	the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(e)	each of the Certificate of Incumbency, the Certificate of Good Standing, the Register and the Plan is accurate and complete as at the date of this opinion;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolutions have been duly passed in accordance with the Memorandum and Articles and remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Post-Effective Amendment and the Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated in the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	none of the directors or shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BCA (as defined below);

(j)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect, modify, amend or vary the content of this opinion or restrict the powers and authority of the directors of the Company or the Company itself in any way;

(k)	the Memorandum and Articles provided to us were in full force and effect at the relevant time and have not been amended, varied, supplemented or revoked in any respect;

(l)	if any of the ESOP Shares will be issued for non-cash consideration, the directors of the Company shall by a resolution of directors specify the amount to be credited for the issue of such shares and that, in their opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of such shares;

(m)	any option agreement, award agreement or other ancillary agreement or document as required under the Plan (as applicable) will be duly executed by the parties thereto upon the issuance of the ESOP Shares; and

(n)	there is nothing under any law, other than the British Virgin Islands, that would or might affect the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 8 January 2026 and is validly existing and in good standing under the laws of the British Virgin Islands.

Authorised number of shares

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of shares with no par value divided into (i) an unlimited number of Class A ordinary shares of no par value and (ii) an unlimited number of Class B ordinary shares of no par value.

Valid Issuance of ESOP Shares

(c)	The ESOP Shares to be issued under the Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the then effective memorandum and articles of association of the Company, the Board Resolutions and the terms of the Plan and once consideration is fully paid per share in accordance with the Plan to the Company, the ESOP Shares will be duly authorised, validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Company Registrar. Failure to pay the annual fees by the relevant due date will render such Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Company Registrar. Failure to make this filing will render such Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, annual financial return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless such Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render such Company liable to a penalty fee and where such Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Company Registrar. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.6	For the purposes of this opinion “in good standing” means only that the Registrar of Corporate Affairs is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to in the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its Registered Agent is in the prescribed form as required pursuant to the BCA.

4.7	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Company Registrar by the Registered Agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Company Registrar, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Plan is effective.

Yours faithfully

/s/ Ogier

Ogier